Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Current Report on Form 8-K/A of Kratos Defense & Security Solutions, Inc. of our report dated March 12, 2010 on the financial statements of Henry Bros. Electronics, Inc. and Subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009.  We also consent to the incorporation by reference of said report in the Registration Statements of Kratos Defense & Security Solutions, Inc. on Form S-3 (File No. 333-161340) and on Forms S-8 (File No. 333-90455, File No. 333-54818, File No. 333-71702, File No. 333-91852, File No. 333-116903, File No. 333-124957,  File No. 333-127060, File No. 333-155317 and File No. 333-157826).

/s/ Amper, Politziner & Mattia LLP

February 3, 2011

Edison, New Jersey